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 FORM 3                                                                                                        OMB Approval
                                             U.S. SECURITIES AND EXCHANGE COMMISSION                     --------------------------
                                                    WASHINGTON, D.C. 20549                               OMB Number  3235-0104
                                                                                                         Expires: April 30, 1997
                                     INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES             Estimated average burden
                                                                                                         hours per response... 0.5

            Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                        Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940
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1. Name and Address of Reporting       |  2. Date of Event Re-   |  4. Issuer Name and Ticker or Trading Symbol
   Person                              |     quiring Statement   |    Brantley Capital Corporation (BBDC)
Finn        Michael            J       |     (Month/Day/Year)    |------------------------------------------------------------------
---------------------------------------|                         | 5. Relationship of Reporting     | 6. If Amendment, Date of
(Last)        (First)       (Middle)   |     11-26-96            |    Person to Issuer              |    Original (Month/Day/Year)
                                       |-------------------------|    (Check all applicable)        |
70 Fircrest Lane                       |  3. IRS or Social       | _x_ Director      _____ 10% Owner|-------------------------------
---------------------------------------|     Security Number     | _x_ Officer       _____ Other    | 7. Ind.or Joint/Group Filing
               (Street)                |     of Reporting        |     (give title         (specify |    Form filed by:
                                       |     Person (Voluntary)  |      below              below)   | ___ One Reporting Person
                                       |                         |       President                  | ___ More than One Reporting
Moreland Hills   Ohio          44022   |    ###-##-####          |      ------------------------    |     Person
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(City)          (State)         (Zip)  |      TABLE I - NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
                                       |
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1. Title of Security                   | 2. Amount of Securities         | 3. Ownership         | 4. Nature of Indirect Beneficial
   (Instr. 4)                          |    Beneficially Owned           |    Form: Direct      |    Ownership (Instr. 5)
                                       |    (Instr. 4)                   |    (D) or Indirect   |
                                       |                                 |    (I)  (Instr. 5)   |
---------------------------------------|---------------------------------|----------------------|-----------------------------------
Common Stock                           |       4,500                     |        D             |
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                                       |                                 |                      |
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                                       |                                 |                      |
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                                       |                                 |                      |
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
(Print or Type Responses)                                                                                            SEC 1473 (8-92)
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